Exhibit 99.2

News Release

For Immediate Release:

November 15, 2006

International Barrier Technology - Fire Resistant Building Materials Company Reports Record Revenue; Record Monthly Sales Volume for October, 2006

October Monthly Sales Volumes increase 100% year to year.

Watkins, MN; Vancouver, BC November 15, 2006 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire resistant building materials, is pleased to report record shipments for the month ending October 2006. Eight hundred, seventy six thousand, three-hundred and eighty four sq. ft. (876,384) of Blazeguard products were shipped during October 2006.  This is an increase of 100% from the 439,000 shipped during the same period last year.

Monthly sales revenue increased 56% from $416,810 in October 2005 to $652,061 in October 2006.  During this period sheathing costs, which are a pass through commodity, continue near all-time lows.  This kept top-line sales revenue lower that what it could have been had sheathing prices been at or above average historical prices.  Fiscal year to date sales revenue has increased to $2,639,778 an increase of 50%, from 2006.

Sales into Southern California grew to 21% of the total monthly sales volume, which were captured through our distribution arrangement with Bear Forest Products.  Volumes into the multi-family residential roof deck market remained strong and represented 62% of total sales.

“Efficiencies continue to improve on the production line enabling Barrier to keep up with increasing demand for Blazeguard,” states Dr. Michael Huddy, President.  “As we proceed through the 2nd and 3rd quarters of Fiscal 2007, we anticipate that the percentage of shipments from the new line to continue to grow significantly and will help in the further expansion of sales and improved bottom line performance.”

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers include four of the five top US homebuilders.

INTERNATIONAL BARRIER TECHNOLOGY INC.

/s/ Michael D. Huddy

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit: www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.